Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333‑240013) on Form S-3 and (No. 333-197317, No. 333-175255, and No. 333-256081) on Form S-8 of Brookline Bancorp, Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements of Brookline Bancorp, Inc. and the effectiveness of internal control over financial reporting which reports appear in the Annual Report on Form 10-K of Brookline Bancorp, Inc. dated February 25, 2022.
                    /s/ KPMG LLP
Boston, Massachusetts
February 25, 2022